Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147004) pertaining to the Encore Energy Partners GP LLC Long-Term Incentive Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements of Encore Energy Partners LP and the consolidated balance sheet of Encore Energy Partners GP LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Fort Worth, Texas
February 27, 2008